Exhibit (e)(8)

CADENCE PHARMACEUTICALS, INC.

2006 EQUITY INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND

RESTRICTED STOCK UNIT AWARD AGREEMENT

Cadence Pharmaceuticals, Inc., a Delaware corporation (together with any successors, the “Company”), pursuant to its 2006 Equity Incentive Award Plan (as amended to date, the “Plan”), hereby grants to the individual listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s common stock, par value $0.0001 (the “Shares”). This award for Restricted Stock Units (this “RSU Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Participant:
Grant Date:
Total Number of RSUs:
Distribution Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall be distributable as they vest pursuant to the Vesting Schedule.
Vesting Schedule:
Subject to the terms of the Restricted Stock Unit Agreement, the RSU Award shall vest in four equal installments on each of March 9, 2015, 2016, 2017 and 2018, subject to Participant’s continued status as an Employee, Independent Director or Consultant of the Company or any Parent or Subsidiary on the applicable vesting date.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.

The Company has entered into an Agreement and Plan of Merger with Mallinckrodt public limited company (“Parent”) and Madison Merger Sub, Inc., dated as of February 10, 2014 (the “Merger Agreement”). This RSU Award is subject to Participant’s timely acceptance in accordance with this paragraph. Unless Participant accepts this RSU Award by the earlier of three months following the Grant Date or the Effective Date of the Merger (as such terms are defined in the Merger Agreement) (the “Acceptance Deadline”), this RSU Award will be cancelled automatically, and Participant will have no further right under this Agreement to any RSUs awarded under this RSU Award. It is solely Participant’s responsibility to take appropriate action by the Acceptance Deadline to accept this RSU Award.

CADENCE PHARMACEUTICALS, INC.	PARTICIPANT

By:	By:
Print Name:	Print
Title:	Name:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “Termination of Consultancy” shall mean the time when the engagement of the Participant as a Consultant to the Company or to a Parent or Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any Parent or Subsidiary, and (ii) terminations where there is a simultaneous reestablishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Parent or Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Parent or Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(b) “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes an Independent Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

(c) “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Parent or Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Parent or Subsidiary, and (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Parent or Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(d) “Termination of Services” shall mean the Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

1.2 Incorporation of Terms of Plan. Except to the extent otherwise provided herein, the RSU Award is subject to the terms and conditions of the Plan which are incorporated herein by reference.

ARTICLE II.

AWARD OF RESTRICTED STOCK UNITS

2.1 Award of Restricted Stock Units.

(a) Award. In consideration of Participant’s continued employment with or service to the Company or any Parent or Subsidiary thereof and for other good and valuable consideration, the Company hereby grants to Participant the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the RSUs and the RSU Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b) Vesting. The RSUs subject to the RSU Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with the vesting schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such RSUs. Except as otherwise provided in Section 3.15 below, in the event of Participant’s Termination of Services prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company. Participant shall not be deemed to have a Termination of Services merely because of a change in the capacity in which Participant renders service to the Company or any Subsidiary or a change in the entity for which Participant renders such service, unless following such change in capacity or service Participant is no longer serving as an Employee, Independent Director or consultant of the Company or any Subsidiary. Notwithstanding anything to the contrary in Section [3(g)(iii)][3(h)(iii)] of the employment agreement between Participant and the Company as in effect on the Grant Date, the reference to three (3) months in the first sentence of such section is hereby amended to be sixty (60) days for purposes of this RSU Award and Participant hereby agrees to such amendment.

(c) Distribution of Shares.

(i) Shares of Stock shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) with respect to such Participant’s vested RSUs within ten (10) days following the vesting date of the RSUs as specified in the Vesting Schedule set forth in the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.

(ii) Except as otherwise provided in Section 3.15 below, all distributions shall be made by the Company in the form of whole shares of Stock.

(iii) Neither the time nor form of distribution of Stock with respect to the RSUs may be changed, except as may be permitted by the Committee in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(d) Generally. Shares issued under the RSU Award shall be issued to Participant or Participant’s beneficiaries, as the case may be, at the sole discretion of the Committee, in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.

2.2 Tax Withholding. Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.1(b) hereof):

(a) The Company has the authority to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising from the receipt of the Shares upon settlement of the RSUs. To the maximum extent permitted by law, the Company has the right to retain, without notice, from Shares issuable under the RSU Award or from other compensation payable to Participant, shares of Stock or cash having a value sufficient to satisfy Participant’s tax withholding obligation based on minimum applicable statutory withholding rates.

(b) At any time not less than five business days before any such tax withholding obligation arises, Participant may elect to satisfy his or her tax obligation, in whole or in part, by either: (i) electing to have the Company withhold from other cash compensation payable to Participant or Shares otherwise to be delivered to Participant pursuant to the RSU Award with a Fair Market Value equal to the minimum amount of the tax withholding obligation, or (ii) paying the amount of the tax withholding obligation directly to the Company in cash. Unless Participant chooses to satisfy his or her tax withholding obligation in accordance with clause (ii) above, Participant’s tax withholding obligation shall be automatically satisfied in accordance with clause (i) above. The Committee will have the right to disapprove an election to pay Participant’s tax withholding obligation under clause (ii) in its sole discretion. In the event Participant’s tax withholding obligation will be satisfied under clause (i) above, then the Company, upon approval of the Committee, may elect (in lieu of withholding the applicable withholding taxes from other cash compensation payable to Participant or Shares to be delivered to Participant pursuant to the RSU Award) to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares issuable to Participant upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s tax withholding obligation based on minimum applicable statutory withholding rates. Participant’s acceptance of this RSU Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in clause (i) above, including the transactions described in the previous sentence, as applicable. Any Shares to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date Stock is delivered) or as soon thereafter as practicable. The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation. The Company may refuse to issue any Shares in settlement of the RSU Award to Participant until the foregoing tax withholding obligations are satisfied.

(c) Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares issuable upon the vesting of the RSUs prior to the fulfillment of all of the following conditions: (i) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (ii) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, (iii) the obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable, (iv) the lapse of any such reasonable period of time following the date the RSUs vest as the Committee may from time to time establish for reasons of administrative convenience and (v) the receipt by the Company of full payment of any applicable withholding tax in any manner permitted under Section 2.2(a) above.

ARTICLE III.

OTHER PROVISIONS

3.1 RSU Award and Interests Not Transferable. This RSU Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

3.2 Rights as Stockholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

3.3 Adjustments. The Participant acknowledges that the RSU Award is subject to modification and termination in certain events as provided in this Agreement and Article 11 of the Plan.

3.4 Not a Contract of Employment or other Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its affiliates.

3.5 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.6 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSU Award in any material way without the prior written consent of the Participant.

3.8 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of an authorized officer of the Company on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 3.8, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.10 Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Participant no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c) For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

3.11 Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.12 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.13 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.14 Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.15 Closing of the Merger.

(a) In accepting this RSU Award, Participant understands and agrees that notwithstanding the provisions of Section 11.2 of Plan or any employment or severance plan or agreement of the Company in which Participant is an eligible participant or to which Participant is a party with the Company, in the event of and subject to the consummation of the Merger, the vesting of the RSUs will not accelerate upon the closing of the Merger or upon any subsequent termination of Participant’s employment except as provided in this Section 3.15. Section 11.2 of the Plan and any contrary provision of any employment or severance agreement between the Company and Participant are hereby amended to be consistent with the provisions of this Section 3.15.

(b) Notwithstanding anything in this Agreement to the contrary, and pursuant to the terms of the Merger Agreement and contingent on the Closing (as defined in the Merger Agreement) of the Merger, the unvested RSUs subject to this RSU Award that are outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be cancelled and converted into an award (the “Converted Award”) representing the right to receive an amount in cash from the Surviving Corporation (as defined in the Merger Agreement) equal to the product of (i) the Merger Consideration (as defined in the Merger Agreement) multiplied by (ii) the number of Shares subject to the RSU Award in accordance with Section 3.05(c) of the Merger Agreement; provided, however, that in accordance with Section 3.05(c) of the Merger Agreement, the Converted Award shall not vest at the Effective Time, but shall instead vest in full upon the first to occur of (A) September 11, 2014, (B) Participant’s involuntary termination of employment by the Company without “Cause” (as defined in the employment agreement between Participant and the Company as in effect on the Grant Date) following the Effective Time, (C) Participant’s resignation for “Good Reason” (as defined in the employment agreement between Participant and the Company as in effect on the Grant Date) following the Effective Time, or (D) Participant’s termination of employment as a result of death or “Permanent Disability” (as defined in the employment agreement between Participant and the Company as in effect on the Grant Date) following the Effective Time. Payment under the Converted Award shall be made in cash as promptly as reasonably practicable following the vesting date (and in all events no later than the later of (i) ten (10) days following the vesting date and (ii) the last day of the Surviving Corporation’s first regular payroll cycle following the vesting date).

(c) In the event the Merger Agreement is terminated prior to the consummation of the Merger, this Section 3.15 shall be terminated and shall be of no further force or effect.